Exhibit (a) 30

IBM Receives European Commission Clearance On ILOG Acquisition

and Announces Timetable for Tender Offer in France

ARMONK,NY and PARIS — November 12, 2008:  IBM (NYSE: IBM) and ILOG (NASDAQ: ILOG; Euronext: ILO, ISIN: FR0004042364) today announced that they have been informed of the European Commission’s decision, dated November 10, 2008, to approve the proposed acquisition of ILOG by IBM. The antitrust review process in the United States was successfully completed on August 15, 2008, prior to the commencement of the tender offers in France and the United States. Therefore, the condition regarding receipt of all necessary antitrust clearances, approvals and decisions from the European Union has been fulfilled and there are no remaining regulatory approvals or conditions to which the tender offers are subject other than the minimum tender condition of 66.67% as set forth in the tender offer documents.

In compliance with the timetable published today by the French Autorité des marchés financiers (AMF), the tender offer in France will expire on November 24, 2008.  The tender offer in the United States will be extended accordingly.

For additional information about the tender offers or to obtain French or English versions of the tender offer materials, please visit http://www-01.ibm.com/software/websphere/ilog_investor_confirmation.html or http://www.ilog.com.

ABOUT ILOG

ILOG delivers software and services that empower customers to make better decisions faster and manage change and complexity. Over 3,000 corporations and more than 465 leading software vendors rely on ILOG’s market-leading business rule management systems (BRMS), supply chain applications as well as its optimization and visualization software components, to achieve dramatic returns on investment, create market-defining products and services, and sharpen their competitive edge. ILOG was founded in 1987 and employs more than 850 people worldwide. For more information, please visit http://www.ilog.com.

ABOUT IBM

For more information on IBM visit: http://www.ibm.com/soa

Contact(s) information:

Chris Rubsamen

IBM Media Relations

(914) 766-1803

rubsamen@us.ibm.com

Susan Peters

ILOG Corporate Communications

(408) 991-7109

speters@ilog.com

Forward-looking Statements

The French Offer and the U.S. Offer (the “Offers”) are not being made nor will any tender of securities be accepted from or on behalf of holders in any jurisdiction in which the making of the Offers or the acceptance of any tender of securities therein would not be made in compliance with laws of such jurisdiction.

This press release contains forward-looking statements. These statements are not guarantees of future performance and are subject to inherent risks and uncertainties including with respect to the factors that may affect the completion of the acquisition. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may”, “will”, “expects”, “believes”, “anticipates”, “plans”, “intends”, “estimates”, “projects”, “forecasts”, “seeks”, “could”, “should”, or the negative of such terms, and other variations on such terms or comparable terminology.

Forward-looking statements include, but are not limited to, statements about the expected future business of ILOG S.A. resulting from and following the Offers and the successful completion of the transaction. These statements reflect IBM’s, CITLOI S.A.S.’s and ILOG S.A.’s managements’ current expectations, based upon information currently available to them and are subject to various assumptions, as well as risks and uncertainties that may be outside of their control. Actual results could differ materially from those expressed or implied in such forward-looking statements. Any such forward-looking statements speak only as of the date on which they are made and IBM, CITLOI S.A.S. and ILOG S.A. shall be under no obligation to (and expressly disclaim any such obligation to) update or alter such forward-looking statements whether as a result of a new information, future events or otherwise, except to the extent legally required.

Additional Information

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any securities of ILOG S.A. The terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase dated October 14, 2008 and the related documentation, as amended, that IBM and its subsidiary, CITLOI S.A.S., filed with the U.S. Securities and Exchange Commission (the “Commission”) on Schedule TO and the solicitation/recommendation statement on Schedule 14D-9, as amended, that ILOG S.A. filed with the Commission. The terms and conditions of the French Offer are set forth in the Note d’Information, as amended, that IBM and its subsidiary, CITLOI S.A.S., filed with the French Autorité des marchés financiers (the “AMF”) and the Note en Réponse, as amended, that ILOG S.A. filed with the AMF. The AMF granted its visa on the Note d’Information and the Note  en Réponse on September 12, 2008. CITLOI S.A.S. and ILOG S.A. have also made publicly available documents supplementing the Note d’Information and the Note en Réponse, respectively, which provide additional legal, financial and accounting information on these entities.

ILOG securityholders and other investors in the U.S. Offer are urged to read carefully the U.S. Offer to Purchase and the related documentation on Schedule TO (as updated and amended) filed by IBM and CITLOI S.A.S. and the solicitation/recommendation statement on Schedule 14D-9 (as updated and amended) filed by ILOG S.A because these documents contain important information. ILOG securityholders and other investors in the French Offer are urged to read carefully the Note d’Information (as updated and amended) filed by IBM and CITLOI S.A.S. and the Note en Réponse (as updated and amended) filed by ILOG S.A. because these documents contain important information.

ILOG securityholders and other investors can obtain copies of these tender offer materials and any other documents filed with the Commission from the Commission’s website (www.sec.gov) and with the AMF from the AMF’s website (www.amf-france.org), in both cases without charge. Such materials filed by IBM and CITLOI S.A.S., and ILOG S.A. will also be available for free at IBM’s website (www.ibm.com), and at ILOG S.A.’s website (www.ilog.com), respectively.

Questions and requests for assistance may be directed to Georgeson Inc., the information agent (the “Information Agent”) (199 Water Street, 26th Floor New York, NY 10038-3650; U.S. Toll Free Number for holders of ILOG securities in the United States: (800) 334-9405; U.S. Number for banks and brokers: (212) 440-9800; European Toll Free Number: 00800 10 20 10 80) or UBS Securities LLC, the dealer manager for the U.S. Offer (the “Dealer Manager”) (1999 Avenue of the Stars, Suite 3400, Los Angeles, California 90067; (877) 566-3332). You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer. None of IBM or CITLOI S.A.S. will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of ILOG securities pursuant to the U.S. Offer.

ILOG securityholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the Offers.